Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Form S-3 Registration Statement (No. 333-152152) and related Prospectus of Thomas Properties Group, Inc. for the registration of $200,000,000 shares/amounts of common stock, preferred stock, warrants and debt securities, and to the incorporation by reference herein of our reports dated March 20, 2009 (except for the retrospective adjustments described in Notes 3, 7 and 8 of Thomas Properties Group, Inc. and Note 2 of TPG/CalSTRS, LLC as to which the date is October 15, 2009), with respect to the consolidated financial statements and schedules of Thomas Properties Group, Inc. and financial statements of TPG/CalSTRS LLC, included in its Current Report on Form 8-K dated October 15, 2009 which amends the Annual Report on Form 10-K for the year ended December 31, 2008, and our reports dated March 20, 2009 with respect to the effectiveness of internal control over financial reporting of Thomas Properties Group, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2008, both filed with the Securities and Exchange Commission.

/s/  ERNST & YOUNG LLP

Los Angeles, California

October 15, 2009